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                                                                    Exhibit 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the Caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Terayon Communication Systems, Inc. for the registration of $500,000,000 of 5% Convertible Subordinated Notes due August 1, 2007 (the "Notes") and 5,951,673 shares of its common stock issuable upon conversion of the Notes and to the incorporation by reference therein of our report dated September 1, 2000, with respect to the financial statements of Mainsail Networks, Inc. included in Terayon Communication Systems, Inc.'s Current Report on Form 8-K/A filed on October 18, 2000 with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP


San Jose, California
October 24, 2000